Exhibit 10.4

Memory Pharmaceuticals Corp.	Tony Scullion
100 Philips Parkway	Chief Executive Officer
Montvale, New Jersey 07645
Phone: (201) 802-7103
Fax: (201) 802-7190
www.memorypharma.com

Personal and Confidential

August 2, 2004

Mr. Gardiner Smith

Dear Gardiner:

     I am pleased to inform you that the Compensation Committee of the Board of Directors of Memory Pharmaceuticals Corp. (the “Company”) has agreed to grant you a stock option to purchase 35,000 shares of the Company’s common stock on the date of consummation of a Transaction (as defined below). Such stock option shall (i) entitle you to purchase the 35,000 shares of the Company’s common stock at the fair market value per share on the closing date of the Transaction (the “Grant Date”), (ii) have a term of ten (10) years measured from the Grant Date and (iii) vest in a series of four (4) equal, quarterly installments over a one (1) year period commencing on the Grant Date. To the extend permissible under applicable law, this stock option will be in the form of an incentive stock option and the balance will be in the form of a non-qualified stock option.

     A “Transaction” is defined as an in-license, out-license or strategic initiative (as confirmed by the Compensation Committee of the Board of Directors), but shall not include an extension or renewal of any of the Company’s current agreements or licenses.

     Congratulations on this award.

Sincerely,

/s/ Tony Scullion

Tony Scullion
Chief Executive Officer